EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Plains Exploration & Production Company:

We consent to the use of our report dated March 5, 2004, with respect to the consolidated balance sheets of Nuevo Energy Company and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 5, 2004, contains an explanatory paragraph that states that the Company changed its method of accounting for derivative instruments effective January 1, 2001, its method of accounting for asset retirement obligations effective January 1, 2003, and its method of accounting for certain convertible subordinated debentures effective December 31, 2003.

KPMG LLP

Houston, Texas

August 16, 2004